UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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GoPro, Inc.
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June 1, 2023

Dear Stockholders:

In connection with the 2023 Annual Meeting of Stockholders of GoPro, Inc., we are writing this letter to clarify the number of shares to be reserved under the 2024 Equity Incentive Plan (the “2024 EIP”), if approved, pursuant to our Proposal No. 4: Approval of the GoPro, Inc. 2024 Equity Incentive Plan included in our Schedule 14A Proxy Statement, filed with the Securities and Exchange Commission on April 26, 2023.

We have become aware that there may be confusion about our 2024 EIP share request based on how the data was presented by Institutional Shareholder Services Inc.’s (“ISS”) Proxy Analysis & Benchmark Policy Voting Recommendations. We want to clarify that our request is for stockholders to approve a new 2024 EIP with the lower of (a) 25,000,000 shares or (b) the shares that remain available for issuance under the existing 2014 Equity Incentive Plan (the “2014 Plan”) at the effective date of the 2024 EIP (“Remaining Shares”). The remaining number of shares available for grant under the 2014 Plan was 27,925,105 as of May 31, 2023, all of which were previously approved by stockholders. In addition, if the 2024 EIP is adopted with 25,000,000 shares, any shares subject to outstanding awards under prior plans that forfeit in the future will not become available for issuance under the 2024 EIP. Alternatively, if the 2024 EIP is adopted with the Remaining Shares, then shares subject to outstanding awards under prior plans that forfeit in the future will become available for issuance under the 2024 EIP, but not to exceed 25,000,000 in the aggregate. This means our new 2024 EIP will have fewer shares than the number of shares available for issuance that have previously been approved by stockholders, and our ability to recycle previously granted shares is substantially limited. Additionally, the 2024 EIP does not have an evergreen automatic share reserve increase and requires stockholder approval for option repricings and cash-out of awards. Approval of Proposal No. 4 will result in a more stockholder-friendly equity plan and a reduction in the number of shares available for issuance under our equity incentive plans, compared to the number available today.

We believe this pool of a maximum of 25,000,000 shares will enable us to continue to attract, retain and motivate talented individuals who possess the skills necessary to expand our business and assist in the achievement of our strategic objectives, to the benefit of all of our stockholders and in the best interest of GoPro, Inc. We currently believe this proposed reserve under the 2024 EIP will be sufficient for us to make anticipated equity incentive awards for approximately three to four years, after which we would seek stockholder approval for additional shares to accommodate future grants under the 2024 EIP. A change in business conditions, company strategy, compensation philosophy, organizational structure, recruiting challenges, the equity market or our stock price performance could alter this projection.

AS A REMINDER, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4 TO APPROVE OUR NEW 2024 EQUITY INCENTIVE PLAN TO REPLACE OUR 2014 EQUITY INCENTIVE PLAN.

A copy of our 2024 Proxy Statement is available at https://investor.gopro.com/financials-and-filings/financials/default.aspx. In deciding how to vote on Proposal 4, we encourage you to consider and read the information disclosed in our 2024 Proxy Statement in addition to the clarification above.

Thank you for your ongoing support and for taking the time to vote your shares.

Sincerely,

Nicholas Woodman
Chief Executive Officer